Exhibit 99.1
AMETEK Acquires Alphasense

-- Leading Provider of Environmental, Health & Safety, and Air Quality Sensors --

Berwyn, Pa., Dec. 1, 2021 – AMETEK, Inc. (NYSE: AME) today announced the acquisition of Alphasense, a leading provider of gas and particulate sensors for use in environmental, health and safety, and air quality applications.

Alphasense designs and manufactures a broad range of technologically advanced gas detection sensors used in fixed and portable detection systems. Alphasense sensors provide critical measurements of oxygen concentration, harmful toxic gases, and volatile organic compounds across a wide range of industrial, commercial, and environmental applications.

“We are excited to welcome Alphasense to AMETEK,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Alphasense is an excellent acquisition for AMETEK and a highly complementary fit with our existing sensor businesses expanding our presence in the attractive environmental health and safety market.”

Alphasense is headquartered in Great Notley, Essex, UK. Alphasense has annual sales of approximately £25 million. Alphasense joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, test and measurement instrumentation.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of $5.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
Kevin Coleman
Vice President, Investor Relations and Treasurer
kevin.coleman@ametek.com
Phone: 610-889-5247

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